May 21, 2021

Five Star Bancorp

3100 Zinfandel Drive, Suite 100

Rancho Cordova, California 95670

Ladies and Gentlemen:

We have acted as counsel to Five Star Bancorp, a California corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 1,700,000 shares of the Company’s common stock, no par value per share (the “Shares”), issuable pursuant to the Five Star Bancorp 2021 Equity Incentive Plan (the “Plan”), pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (such registration statement is referred to herein as the “Registration Statement”).

We have reviewed the Registration Statement and such corporate records, certificates and other documents, and such questions of law, as we have considered necessary for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of such documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any individual agreements relating to such Shares, will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of California. We do not express any opinion herein on any laws other than the law of the State of California.

We do hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP